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Anthony D. Guenther, Esq.

Nevada Bar No. 5651

Law Offices Of Anthony D. Guenther, Esq.

Of Counsel at Clark Corporate Law Group LLP

3273 E. Warm Springs Rd.

Las Vegas, Nevada 89120

Telephone: (702) 589-5170

Facsimile: (702) 944-7100

Email: aguenther1@clarkcorporatelaw.com | adg@adguentherlaw.com

Attorneys for plaintiffs Cytta Corp., EraStar, Inc.,

Jens Dalsgaard, Vanessa Luna, and Steffan Dalsgaard

EIGHTH JUDICIAL DISTRICT COURT

CLARK COUNTY, NEVADA

CYTTA CORP.; ERASTAR, INC.; JENS DALSGAARD; VANESSA LUNA; STEFFAN DALSGAARD; and JAMISON MOORE, Plaintiffs, vs. GARY M. CAMPBELL; and DOES 1 through 20, inclusive, Defendants.	CASE NO: A-14-709904-C DEPT NO: XXIX COMPLAINT Arbitration Exemption Claimed: Action seeking declaratory and equitable/injunctive relief

Plaintiffs CYTTA CORP.; ERASTAR, INC.; JENS DALSGAARD; VANESSA LUNA; STEFFAN DALSGAARD; and JAMISON MOORE (collectively, “Plaintiffs”), as and for their complaint against the defendants, hereby states as follows:

PARTIES AND JURISDICTION

1.                   CYTTA CORP. (“Cytta”) is now, and was at all times relevant hereto, a publicly reporting and trading corporation (FINRA OTCQB and OTC Markets symbol CYCA), organized and existing under the laws of the State of Nevada, with its principal place of business in Clark County, Nevada.

2.                   Upon information and belief, defendant GARY M. CAMPBELL (“Campbell”) is now, and was at all times relevant hereto, a resident of, and conducting business in, Clark County, Nevada, and is a former officer of Cytta and a current member of Cytta’s board of directors.

3.                   Pursuant to Rule 10(a) of the Nevada Rules of Civil Procedure, Nurenberger Hercules-Werke GMBH v. Virostek, 107 Nev. 873, 822 P.2d 1100 (1991), and other applicable law, Plaintiffs sue the defendants designated herein as DOE, the true names and capacities, whether individual, corporate, association or otherwise, of whom are unknown to Plaintiffs at this time. Plaintiffs are informed and believe, and thereon allege, that defendants designated as DOE herein were in some manner involved in and/or are responsible for the acts, omissions, events, happenings, and/or offenses alleged in this Complaint and directly and proximately caused or are responsible for the damages and/or relief sought herein. Plaintiffs will seek leave of Court to amend this Complaint to name the defendants designated as DOE herein when their true names and capacities are ascertained.

4.                   Venue is proper in the Eighth Judicial District.

GENERAL ALLEGATIONS

5.                   On or about September 11, 2014, Campbell, acting as Chairman and Chief Executive Officer of Cytta and President of CYTTA MERGER SUB, INC. (“Merger Sub”), a Nevada corporation, executed the document entitled Agreement and Plan of Merger Among Cytta Corp., a Nevada Corporation (“Parent”), Cytta Merger Sub, Inc., a Nevada Corporation (“Merger Sub”) and EraStar, Inc., a Nevada Corporation (the “Company”), Jens Dalsgaard, Steffan Dalsgaard, Vanessa Luna, and Jamison Moore (“Principals”) and Any Holder Executing a Letter of Transmittal (the “Merger Agreement”), memorializing their agreement with plaintiffs JENS DALSGAARD, STEFFAN DALSGAARD, VANESSA LUNA, and JAMISON MOORE (collectively, the “Individual Plaintiffs”) and EraStar, Inc., a Nevada Corporation, to a merger transaction involving Cytta, the Merger Sub, and the pre-merger EraStar, Inc. entity.

6.                   The Merger Agreement contemplated an overall transaction in which Cytta would acquire the pre-merger EraStar, Inc. entity pursuant to a transaction in which the Merger Sub was merged with and into the pre-merger EraStar, Inc. entity, with plaintiff ERASTAR, INC. surviving the merger (hereinafter “EraStar”).

7.                   Pursuant to the Merger Agreement, among other things, the parties thereto agreed to issue (i) 27,528,000 new shares of Cytta common stock to the pre-merger shareholders of EraStar, and (ii) 500,000 shares of Cytta’s Series E Convertible Preferred Stock to plaintiffs JENS DALSGAARD; VANESSA LUNA; STEFFAN DALSGAARD; and JAMISON MOORE in exchange for 100% of the then issued and outstanding common stock of the pre-merger EraStar, Inc. entity.

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8.                   The Merger Agreement also provided, among other things, that:

[t]he officers of the [pre-merger EraStar, Inc. entity] immediately prior to the Effective Time shall become, from and after the Effective Time, the officers of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal. The directors of the [pre-merger EraStar, Inc. entity] immediately prior to the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

9.                   The “Effective Time” pursuant to the Merger Agreement was the date and time of filing of a certificate of merger of the Merger Sub and the pre-merger EraStar, Inc. entity with the Nevada Secretary of State.

10.                The certificate of merger of the Merger Sub and the pre-merger EraStar, Inc. entity was filed with the Nevada Secretary of State on or about October 3, 2014.

11.                In addition, among other things, the parties to the Merger Agreement covenanted to the following:

·	that the board of directors of Cytta shall take all required action necessary to cause JENS DALSGAARD, STEFFAN DALSGAARD, and VANESSA LUNA to be added to Cytta’s board of directors as of the Effective Time;
·	that Campbell resign as Chief Executive Officer and Chief Financial Officer of Cytta, and resign from Cytta’s board of directors;
·	that the board of directors of Cytta appoint JENS DALSGAARD to the position Co-Chief Executive Officer of Cytta , STEFFAN DALSGAARD to the position of Co-Chief Executive Officer of Cytta, VANESSA LUNA to positions of President, Chief Operating Officer and Chief Financial Officer of Cytta, and JAMISON MOORE to the position of Vice President-Chief Business Development Officer;
·	that all other pre-merger officers and directors of Cytta, excepting ERIK STEPHANSEN, resign their positions with Cytta; and
·	that after the merger, appointment of Campbell as a director and Chief Executive Officer of EraStar Medical Inc., as well as appointment of various other pre-merger officers or directors of Cytta to board and/or officer positions with EraStar Medical, Inc.

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12.                The 27,528,000 in new shares of Cytta common stock was fully paid by Cytta by the Effective Date.

13.                On or about October 4, 2014, Campbell approved and caused the filing of a Form 8-K on behalf of Cytta with the United States Securities and Exchange Commission (“SEC”), a copy of which “Merger Closing Announcement” is attached hereto as Exhibit 1, truthfully and accurately announcing, among other things, that:

[a]s at September 30, 2014, CYTTA Corp. . . ., by and with its wholly owned subsidiary, CYTTA Merger Sub, Inc. (“Merger Sub”), a Nevada corporation and an indirect subsidiary of Cytta], completed the closing of a material definitive agreement (the “Merger Agreement”) not made in the ordinary course of its business. On September 11, 2014, the Company filed Form 8-K announcing its execution of the noted Merger Agreement.

To complete the closing of the Merger Agreement, the respective shareholders and boards of directors of the Company, EraStar and the Merger Sub approved the transaction; exchanged such documents and disclosures that were set forth in the Merger Agreement; and, conducted due diligence so as to confirm the mutual material representations made in the Merger Agreement. Further, such documents that were required to be executed and filed under the Nevada Revised Statutes to effect the merger were executed and duly filed.

Pursuant to the Merger Agreement, at the Closing, the Merger Sub exchanged consideration consisting of approximately twenty seven million, seven hundred and fifty two thousand, eight hundred (27,752,800) newly issued shares of the Company’s Common Stock, with a par value of $0.001 per share (“Common Stock”), and (ii) Five Hundred Thousand (500,000) shares of the Parent’s Series E Convertible Preferred Stock, $0.001 par value per share (“Preferred Stock”), in exchange for one hundred million (100,000,000) shares of EraStar Common Stock, of which 90,000,000 shares are designated as Common Stock and 10,000,000 shares are designated as Preferred Stock.

14.                The Merger Closing Announcement also confirmed, among other things, that:

As at September 30, 2014 – the effective date of the closing of the material definitive agreement, the following changes have been made to [Cytta] and the Merger Sub’s board of directors and officers:

The following persons have been nominated and selected as members of [Cytta]’s and Merger Sub’s board of directors and officers:

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Jens Dalsgaard, age 51, appointed as the Registrant’s Director, Chairman of the Board of Directors and Co-Chief Executive Officer.

In connection with Mr. Dalsgaard’s appointment as the Company’s Director, Chairman of the Board of Directors and Co-Chief Executive Officer, the Company and Mr. Dalsgaard entered into an Employment Agreement, dated August 15, 2014. The Employment Agreement has a term of three years, and unless either party, prior to the expiration date of the Employment Agreement, gives prior written notice of termination, the term of the agreement will be automatically extended for successive one-year periods. Under his Employment Agreement, Mr. Dalsgaard will be entitled to an annual salary of $25,000, and is eligible to receive, at the discretion of the Company, discretionary bonuses and other employee benefits in accordance with their terms as set forward in his employment agreement. As additional consideration pursuant to his Employment Agreement, on August 15, 2014, Mr. Dalsgaard was granted stock appreciation rights covering two hundred thousand (200,000) shares of the Company’s Preferred Class E common stock. The stock appreciation rights vest in increments of 33.333%, 33.333%, and 33.333% on the anniversary dates of the employment agreement. In the event that the Company terminates Mr. Dalsgaard’s employment at will, Mr. Dalsgaard will be entitled to an amount equal to two weeks of his base salary payable in two separate payments over one calendar month beginning on the termination date. Mr. Dalsgaard’s employment is “at will” meaning that either party may choose to terminate the employment for any reason at any time, as long as either party gives 60-days written notice to the other party.

Steffan Dalsgaard, age 25, appointed as the Registrant’s Director and Co-Chief Executive Officer.

In connection with Mr. Dalsgaard’s appointment as the Company’s Director and Co-Chief Executive Officer, the Company and Mr. Dalsgaard entered into an Employment Agreement, dated June 5, 2014. The Employment Agreement has a term of three years, and unless either party, prior to the expiration date of the Employment Agreement, gives prior written notice of termination, the term of the agreement will be automatically extended for successive one-year periods. Under his Employment Agreement, Mr. Dalsgaard will be entitled to an annual salary of $125,000, and is eligible to receive, at the discretion of the Company, discretionary bonuses and other employee benefits in accordance with their terms as set forward in his employment agreement. As additional consideration pursuant to his Employment Agreement, on June 5, 2014, Mr. Dalsgaard was granted stock appreciation rights covering one hundred thousand (100,000) shares of the Company’s Preferred Class E common stock. The stock appreciation rights vest in increments of 33.333%, 33.333%, and 33.333% on the anniversary dates of the employment agreement. In the event that the Company terminates Mr. Dalsgaard’s employment at will, Mr. Dalsgaard will be entitled to an amount equal to two weeks of his base salary payable in two separate payments over one calendar month beginning on the termination date. Mr. Dalsgaard’s employment is “at will” meaning that either party may choose to terminate the employment for any reason at any time, as long as either party gives 60-days written notice to the other party.

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Vanessa Luna, age 31, appointed as the Registrant’s Director, President and Chief Operations Officer.

In connection with Ms. Luna’s appointment as the Company’s Director, President and Chief Operating Officer, the Company and Ms. Luna entered into an Employment Agreement, dated June 5, 2014. The Employment Agreement has a term of three years, and unless either party, prior to the expiration date of the Employment Agreement, gives prior written notice of termination, the term of the agreement will be automatically extended for successive one-year periods. Under her Employment Agreement, Ms. Luna will be entitled to an annual salary of $125,000, and is eligible to receive, at the discretion of the Company, discretionary bonuses and other employee benefits in accordance with their terms as set forward in her employment agreement. As additional consideration pursuant to his Employment Agreement, on June 5, 2014, Ms. Luna was granted stock appreciation rights covering one hundred thousand (100,000) shares of the Company’s Preferred Class E common stock. The stock appreciation rights vest in increments of 33.333%, 33.333%, and 33.333% on the anniversary dates of the employment agreement. In the event that the Company terminates Ms. Luna’s employment at will, Ms. Luna will be entitled to an amount equal to two weeks of her base salary payable in two separate payments over one calendar month beginning on the termination date. Ms. Luna’s employment is “at will” meaning that either party may choose to terminate the employment for any reason at any time, as long as either party gives 60-days written notice to the other party.

Jamison Moore, age 28 appointed by the Registrant as Director and Chief Business Development Officer.

In connection with Mr. Moore’s appointment as the Company’s Director and Chief Business Development Officer, the Company and Mr. Moore entered into an Employment Agreement, dated June 5, 2014. The Employment Agreement has a term of three years, and unless either party, prior to the expiration date of the Employment Agreement, gives prior written notice of termination, the term of the agreement will be automatically extended for successive one-year periods. Under his Employment Agreement, Mr. Moore will be entitled to an annual salary of $25,000, and is eligible to receive, at the discretion of the Company, discretionary bonuses and other employee benefits in accordance with their terms as set forward in his employment agreement. As additional consideration pursuant to his Employment Agreement, on June 5, 2014, Mr. Moore was granted stock appreciation rights covering sixty five thousand (65,000) shares of the Company’s Preferred Class E common stock. The stock appreciation rights vest in increments of 33.333%, 33.333%, and 33.333% on the anniversary dates of the employment agreement. In the event that the Company terminates Mr. Moore’s employment at will, Mr. Moore will be entitled to an amount equal to two weeks of his base salary payable in two separate payments over one calendar month beginning on the termination date. Mr. Moore’s employment is “at will” meaning that either party may choose to terminate the employment for any reason at any time, as long as either party gives 60-days written notice to the other party.

As at September 30, 2014, Mr. John Dinovo resigned his position with [Cytta] as Chief Technology Officer and Director, and Mr. Erik Stephenson resigned his position as President of [Cytta]. Mr. Gary Campbell also resigned as Chief Executive Officer.

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15.                The Preferred Class E stock of Cytta referenced in the Merger Closing Announcement, among other things, is entitled to exercise 100 shareholder votes for each share of such Preferred Class E stock.

16.                The Individual Plaintiffs entered into employment agreements (the “Employment Contracts”) with Cytta as described in the Merger Closing Announcement.

17.                As of October 5, 2014, the members of the board of directors of Cytta consisted of the Individual Plaintiffs and ERIK STEPHENSON, with Campbell having covenanted to resign per the Merger Agreement, but has since taken the position that he remains a director.

18.                As of October 5, 2014, the officers of Cytta consisted of the Individual Plaintiffs only.

19.                As of October 5, 2014, the members of the board of directors of EraStar consisted of the Individual Plaintiffs only.

20.                As of October 5, 2014, the officers of EraStar consisted of the Individual Plaintiffs only.

21.                On or about October 22, 2014, Campbell contacted EraStar’s payroll service, ADP, representing himself as the new and exclusive control person for EraStar’s payroll account, placed himself and others on EraStar’s payroll, and stopped payroll payments to EraStar’s employees.

22.                On or about October 22, 2014, Campbell withdrew $9,911.79 from EraStar’s bank accounts after appearing with documentation purporting to establish, and representing to such bank(s), his right to exercise control over such account(s).

23.                Upon further inquiry, Plaintiffs learned that Campbell created and signed meeting minutes for a purported October 21, 2014, “special meeting” of the board of directors of EraStar at 8:00 p.m. in EraStar’s Las Vegas offices (the “Fabricated Board Minutes”), reciting a resolution by “unanimous vote of the Board of Directors passed, and carried” that “Vanessa Luna be immediately terminated as President and COO Treasurer and Secretary and that Gary Campbell be, and hereby is, appointed as the President, Treasurer and Secretary of this Corporation.”

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24.                Plaintiffs also discovered that Campbell filed with the Nevada Secretary of State on October 22, 2014, an amended list of officers and directors for EraStar, identifying himself as the only officer and director of EraStar.

25.                The purported meeting of EraStar’s board described in the Fabricated Board Minutes did not take place, and neither JENS DALSGAARD nor STEAFFAN DALSGAARD participated in any such meeting, as falsely recited in the Fabricated Board Minutes.

26.                Campbell had not, at the times of the events described herein or at any point in time prior or subsequently, been appointed to EraStar’s board of directors.

27.                Campbell was not, at the times of the events described herein or at any point in time prior or subsequently, an officer of EraStar.

28.                On or about October 27, 2014, Campbell caused to be filed on behalf of Cytta with the SEC a Form 8-K, a copy of which “Unauthorized Retraction Announcement” is attached hereto as Exhibit 2, in which, among other things, Campbell asserts that none of the changes in officers and directors of Cytta that were announced in the Merger Closing Announcement took place, and that Campbell is a member of Cytta’s board of directors and its Chief Executive Officer, Chief Financial Officer, and Secretary.

29.                The filing of the Unauthorized Retraction Announcement by Campbell was not authorized by any officer of Cytta, by a majority of Cytta’s board of directors, or by Cytta’s bylaws.

30.                Campbell’s assertions in the Unauthorized Retraction Announcement – about “serious allegations” of “obstructionism” or “possible misrepresentations” from EraStar (and now Cytta) affiliates and control persons” based on a letter from a prior attorney of Cytta (the “Mailander Letter”) who admittedly had “not undertaken any investigation whatsoever regarding the issues noted” and does “not know for a fact that any particular person has violated the law” and instead was concerned “given the tenor of events of the last couple of days” concluded only that such questions should be investigated in accordance with applicable fiduciary duties” – are false and defamatory.

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31.                On November 3, 2014, the Individual Plaintiffs, acting as a majority of the board of directors Cytta, served Campbell with a written demand, a copy of which is attached hereto as Exhibit 3, that Campbell cease and desist from filing any documents with any governmental agency purportedly on behalf of Cytta, including the Nevada Secretary of State or the US Securities and Exchange Commission; filing any press releases or making any public announces purportedly on behalf of Cytta; or otherwise claiming to speak or act on behalf of Cytta.

32.                Campbell has nevertheless continued to act without authorization in the name of Cytta, including without limitation, the following:

·	issuing a press release on November 6, 2014, among other things, purporting to announce that Cytta, “based upon material breaches of the Merger Agreement,” had “formally rescinded the Merger Agreement with EraStar Inc. and its Principals,” “cancelled” all of the stock issued by Cytta pursuant to such transaction; and “delivered 100% of the outstanding shares of [Cytta Merger Sub Inc.], now EraStar Inc., to the EraStar Principals who remain EraStar Inc.’s Officers and Directors, and who will from November 5, 2014 be the shareholders of EraStar, and continue to operate EraStar Inc. completely separate and apart from Cytta. The recession (sic) was based upon material breaches of the Merger Agreement”;
·	issuing a press release on November 10, 2015, among other things, falsely asserting that the Nevada Secretary of State’s “Silverflume” website had been hacked to reflect the officers and directors of Cytta as they existed on October 5, 2014; and
·	causing an SEC Form 8-K filing on or about November 13, 2014, among other things, purporting to announce a letter of intent between Cytta and JOHN DINOVO to negotiate acquisition of all interest in Cytta by JOHN DINOVO; that “the Cytta Board, consisting of Gary Campbell, Erik Stephanos and John Dinovo convened a Board Meeting on November 5th, 2014,” and “based upon” the Mailander Letter and unspecified “other documentary evidence which had been provided to Cytta,” “unanimously determined that EraStar Inc. and its Principals (Jens Dalsgaard, Steffan Dalsgaard, Vanessa Luna, or Jamison Moore) … had materially breached the Merger Agreement”; and that the Merger Agreement “was thereupon immediately Rescinded, that all share consideration issued by Cytta in furtherance of the transaction was immediately cancelled and that the shares of EraStar Inc. (Cytta’s wholly owned subsidiary at that time) would be signed off in blank and returned to the Defendants.”

33.                Plaintiffs have satisfactorily performed all of their obligations under the Merger Agreement, and in relation to Campbell, or performance has been excused.

34.                As a direct and proximate result of the acts and omissions of defendants as alleged herein, Plaintiffs have been damaged in an amount in excess of $10,000, the exact amount to be proven at trial.

35.                As a direct and proximate result of the acts and omissions of defendants as alleged herein, Plaintiffs are entitled to an award of interest on the amounts appropriately due to Plaintiffs, from the date such amounts became due until paid in full, at the highest rate allowed by contract or law, as applicable.

36.                As a direct and proximate result of the acts and omissions of defendants as alleged herein, it has become necessary for Plaintiffs to retain the services of attorneys and other professionals to prosecute and preserve Plaintiffs’ rights and claims, and collect the amounts appropriately due to Plaintiffs, and are entitled to an award of costs and expenses incurred in connection therewith.

37.                As a direct and proximate result of the acts and omissions of defendants as alleged herein, it has become necessary for Plaintiffs to retain the services of attorneys and other professionals to prosecute and preserve Plaintiffs’ rights and claims, and collect the amounts appropriately due to Plaintiffs, and should be awarded reasonable attorneys fees incurred in connection therewith.

38.                All conditions precedent have occurred.

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FIRST CLAIM FOR RELEIF

(Declaratory Relief)

39.                Plaintiff hereby incorporates the allegations contained in paragraphs 1 through 38 of this Complaint, as though set forth in full and at length herein.

40.                Pursuant to Section 30.030 of Nevada Revised Statutes, “Courts of record within their respective jurisdictions shall have power to declare rights, status and other legal relations whether or not further relief is or could be claimed. No action or proceeding shall be open to objection on the ground that a declaratory judgment or decree is prayed for. The declaration may be either affirmative or negative in form and effect; and such declarations shall have the force and effect of a final judgment or decree.”

41.                Pursuant to Section 40.040(1) of Nevada Revised Statutes, “Any person interested under a . . . written contract or other writings constituting a contract, or whose rights, status or other legal relations are affected by a . . . contract . . ., may have determined any question of construction or validity arising under the instrument [or] contract . . . and obtain a declaration of rights, status or other legal relations thereunder.”

42.                An actual and justiciable controversy exists between Plaintiffs and defendants because Campbell has failed and refused, continues to fail and refuse, to recognize, and purports to exercise the rights of governance and control with respect to Cytta and with respect to EraStar, which belong to the Individual Plaintiffs, as the majority of the board of directors of Cytta and of EraStar or as the officers of Cytta or EraStar.

43.                Plaintiff requests a judicial declaration that:

a.                   the Merger Agreement is valid, binding, and enforceable according to its terms;

b.                   the merger of Cytta Sub resulting in EraStar has been fully performed;

c.                    confirming Plaintiffs’ positions as directors of the board of Cytta and EraStar, in accordance with the Merger Agreement and set forth in the Merger Closing Announcement;

d.                   confirming that Campbell was not, after the Merger Closing Announcement, a director or an officer in any position with Cytta;

e.                    confirming that Campbell was not, at any time after the Merger Closing Announcement, an officer or director of EraStar;

f.                    confirming that Campbell, after the Merger Closing Announcement, had no authority to act on behalf of Cytta or EraStar;

g.                    confirming that Campbell had no authority to file the Unauthorized Retraction Announcement or any other documents or information with the SEC, the Nevada Secretary of State, or any other person or entity; and

h.                   confirming that Campbell prospectively lacks any authority to act as an officer of Cytta or EraStar or to file any documents or information with the SEC, the Nevada Secretary of State, Cytta’s stock transfer agent, or any other person or entity, or otherwise act or purport to act on behalf of Cytta or EraStar.

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SECOND CLAIM FOR RELEIF

(Breach of Fiduciary Duties)

44.                Plaintiffs hereby incorporate the allegations contained in paragraphs 1 through 43 of this Complaint, as though set forth in full and at length herein.

45.                A special relationship of trust in defendants and reliance by Plaintiffs arose as a result of the agreements between Plaintiff and defendants as alleged herein, and defendants owed duties of good faith, duties of loyalty, and fiduciary duties to Plaintiff arising out of, among other things, such agreements, the Individual Plaintiffs’ interests in Cytta and EraStar, and Campbell’s positions as directors and/or officers of Cytta and/or its subsidiary companies.

46.                Defendants breached their duties of good faith, their duties of loyalty, and breached their fiduciary duties by, among other things, failing and refusing to recognize the rights of governance and control with respect to Cytta which belong to the Individual Plaintiffs, as the majority of the board of directors of Cytta; failing to recognize the rights of governance and control with respect to EraStar which belong to the Individual Plaintiffs, as the majority of the board of directors of EraStar; purportedly conducting unnoticed and unauthorized meetings of the EraStar and/or Cytta boards of directors; amending Nevada Secretary of State listing of EraStar and/or Cytta officers and/or directors; causing the filing of the Unauthorized Retraction Announcement and other filings with the SEC on behalf of Cytta; and misappropriating money EraStar’s in bank accounts, as alleged herein.

47.                Upon information and belief, the acts and omissions of defendants as alleged herein were intentionally and purposefully directed by defendants to harm Plaintiffs, and each of them.

48.                Upon information and belief, the acts and omissions of the defendants as alleged herein were attended by circumstances of fraud, malice, ill will, oppression, and/or an intent to injure Plaintiffs and benefit defendants, or some of them, thereby justifying an award of exemplary damages against defendants in an amount to be proven at trial.

THIRD CLAIM FOR RELEIF
(Interference with Contractual Relations)

49.                Plaintiffs hereby incorporate the allegations contained in paragraphs 1 through 48 of this Complaint, as though set forth in full and at length herein.

50.                Defendants have interfered and continue to interfere with the existing contractual relations among Plaintiffs, including, without limitation, the Employment Contracts between Cytta and the Individual Plaintiffs and the contracts between EraStar and its employees, by, among other things, failing and refusing to recognize the rights of governance and control with respect to Cytta which belong to the Individual Plaintiffs, as the majority of the board of directors of Cytta; failing to recognize the rights of governance and control with respect to EraStar which belong to the Individual Plaintiffs, as the majority of the board of directors of EraStar; purportedly conducting unnoticed and unauthorized meetings of the EraStar and/or Cytta boards of directors; amending Nevada Secretary of State listing of EraStar and/or Cytta officers and/or directors; causing the filing of the Unauthorized Retraction Announcement and other filings with the SEC on behalf of Cytta; and misappropriating money EraStar’s in bank accounts, as alleged herein.

51.                Upon information and belief, the acts and omissions of the defendants as alleged herein were attended by circumstances of fraud, malice, malice, ill will, oppression, and/or an intent to injure Plaintiffs and benefit defendants, or some of them, thereby justifying an award of exemplary damages against the Defendants in an amount to be proven at trial.

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FOURTH CLAIM FOR RELEIF
(Breach of Express Contract)

52.                Plaintiffs hereby incorporate the allegations contained in paragraphs 1 through 51 of this Complaint, as though set forth in full and at length herein.

53.                The acts and omissions of defendants as alleged herein, including but not limited to the failure and refusal to recognize the rights of governance and control with respect to Cytta and with respect to EraStar, which rights of governance and control belong to the Individual Plaintiffs, as the majority of the board of directors of Cytta and EraStar conducting unnoticed and unauthorized meetings of the EraStar and/or Cytta boards of directors; amending Nevada Secretary of State listing of EraStar and/or Cytta officers and/or directors, filing the Unauthorized Retraction Announcement and other documents or information with the SEC on behalf of Cytta after the Effective Time of the merger, and misappropriating money in EraStar’s bank accounts, as alleged herein, constitute material breaches of the Merger Agreement,

54.                As a direct and proximate result of the acts and omissions of defendants as alleged herein, Plaintiffs have suffered, and will continue to suffer, damages resulting from their breaches, in an amount to be proven at trial, that were reasonably foreseeable to, or foreseen by, defendants at the times they entered into the transactions and agreements described herein.

FIFTH CLAIM FOR RELEIF
(Breach of Covenant of Good Faith & Fair Dealing)

55.                Plaintiffs hereby incorporate the allegations contained in paragraphs 1 through 54 of this Complaint, as though set forth in full and at length herein.

56.                A covenant of good faith and fair dealing is implied in every contract, including the Merger Agreement.

57.                Defendants breached their duties to act in good faith by failing to perform the Merger Agreement in a manner that was faithful to the purposes of the parties’ agreement by, among other things, failing and refusing to recognize the rights of governance and control with respect to Cytta and with respect to EraStar, which rights of governance and control belong to the Individual Plaintiffs, as the majority of the board of directors of Cytta and EraStar conducting unnoticed and unauthorized meetings of the EraStar and/or Cytta boards of directors; amending Nevada Secretary of State listing of EraStar and/or Cytta officers and/or directors, filing the Unauthorized Retraction Announcement and other documents or information with the SEC on behalf of Cytta after the Effective Time of the merger, and misappropriating money in EraStar’s bank accounts, as alleged herein.

58.                Upon information and belief, the acts and omissions of defendants as alleged herein were attended by circumstances of fraud, malice, malice, ill will, oppression, and/or an intent to injure Plaintiffs and benefit defendants, or some of them, thereby justifying an award of exemplary damages against the defendants in an amount to be proven at trial.

SIXTH CLAIM FOR RELEIF
(Quantum Meruit)

59.                Plaintiffs hereby incorporate the allegations contained in paragraphs 1 through 58 of this Complaint, as though set forth in full and at length herein.

60.                Defendants agreed to the transaction(s) described in the Merger Agreement, and were aware that Plaintiffs expected to receive the benefit of their bargain(s), as more fully described in the Merger Agreement.

61.                Defendants’ failure and refusal to recognize the rights of governance and control with respect to Cytta and with respect to EraStar, which rights of governance and control belong to the Individual Plaintiffs, as the majority of the board of directors of Cytta and EraStar conducting unnoticed and unauthorized meetings of the EraStar and/or Cytta boards of directors; amending Nevada Secretary of State listing of EraStar and/or Cytta officers and/or directors, filing the Unauthorized Retraction Announcement and other documents or information with the SEC on behalf of Cytta after the Effective Time of the merger, and misappropriating money in EraStar’s bank accounts, as alleged herein, has unjustly enriched defendants, to the detriment of Plaintiffs.

62.                Plaintiffs, respectively, are entitled to recover in quantum meruit for the reasonable value of the consideration extended by Plaintiffs to defendants, plus interest.

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SEVENTH CLAIM FOR RELEIF
(Unjust Enrichment)

63.                Plaintiffs hereby incorporate the allegations contained in paragraphs 1 through 63 of this Complaint, as though set forth in full and at length herein.

64.                Plaintiffs fulfilled their obligations in connection with the merger transaction(s) described herein for the benefit of defendants.

65.                Upon information and belief, defendants have taken and retained possession and/or control of, used and/or consumed, and/or benefitted from the merger transaction(s) described herein, and the funds taken from EraStar’s bank account(s), under circumstances in which defendants should have expected that failure to fulfill their obligations to Plaintiffs would be unjust.

66.                Defendants’ failure and refusal to fulfill their obligations to Plaintiffs as for these benefits has unjustly enriched defendants, to the detriment of Plaintiffs.

67.                Plaintiffs, respectively, are entitled to recover the reasonable value of the consideration extended by them to defendants, in an amount to be proven at trial.

EIGTHTH CLAIM FOR RELEIF
(Conversion)

68.                Plaintiffs hereby incorporate the allegations contained in paragraphs 1 through 67 of this Complaint, as though set forth in full and at length herein.

69.                Defendants have wrongfully exerted dominion over money belonging to EraStar and deposited into EraStar bank accounts, in denial of, or inconsistent with EraStar’s title or rights therein or in derogation, exclusion, or defiance of such title or rights.

70.                Upon information and belief, the acts and omissions of the defendants as alleged herein were attended by circumstances of fraud, malice, malice, ill will, oppression, and/or an intent to injure Plaintiffs and benefit defendants, or some of them, thereby justifying an award of exemplary damages against the defendants in an amount to be proven at trial.

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NINTH CLAIM FOR RELEIF
(Injunctive Relief)

71.                Plaintiff hereby incorporates the allegations contained in paragraphs 1 through 70 of this Complaint, as though set forth in full and at length herein.

72.                Defendants’ representations and purported exercise of governance and control with respect to Cytta and EraStar has caused, and will continue to cause, irreparable harm to Plaintiffs for which they cannot be adequately compensated by money damages.

73.                A substantial likelihood exists that Plaintiffs will prevail on the merits of its claims relating to declaratory relief, breaches of contracts and fiduciary duties, interference with contractual relations, and conversion against defendants, and Plaintiffs are entitled to equitable and/or injunctive relief including, but not limited to, the following:

a.                   An Order enjoining defendants from acting, purporting to act, or representing themselves to anyone as officers or agents of any kind authorized to act on behalf of Cytta or EraStar, including, without limitation, filing documents or information with SEC or the Nevada Secretary of State or giving directions to any of Cytta’s employees, vendors, agents or customers, including its bankers, counsel, accountants, auditors, EDGAR filing agent, resident agent, or stock transfer agent;

b.                   An Order compelling Campbell to produce all documents, records, assets, and other property and information pertaining to Cytta or EraStar, Inc. that is in his possession or under his control; and

c.                    An Order compelling Campbell to deliver the approximately $9,911.79 in funds misappropriated from EraStar’s bank accounts on or about October 22, 2014.

WHEREFORE, Plaintiffs pray for judgment against the defendants as follows:

1.                   That the Court enter and order declaring that:

a.                   the Merger Agreement is valid, binding, and enforceable according to its terms;

b.                   the merger of Cytta Subs resulting in EraStar has been fully performed;

c.                    the Individual Plaintiffs’ are officers and directors of Cytta and EraStar, as described herein;

d.                   Campbell is not, was not after the Merger Closing Announcement, a director or an officer in any position with Cytta;

e.                    Campbell was not, at any time before or after the Merger Closing Announcement, an officer or director of EraStar;

f.                    Campbell, after the Merger Closing Announcement, had no authority to act on behalf of Cytta or EraStar, including, without limitation, authority to file the Unauthorized Retraction Announcement or any other documents or information with the SEC, the Nevada Secretary of State, or any other person or entity; and

g.                    Campbell prospectively lacks any authority to act as an officer of Cytta or Erastar or to file any documents or information with the SEC, the Nevada Secretary of State, Cytta’s stock transfer agent, or any other person or entity, or otherwise act or purport to act on behalf of Cytta or EraStar.

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2.                   For injunctive relief (i) enjoining defendants from acting, purporting to act, or representing themselves to anyone as officers or agents of any kind authorized to act on behalf of Cytta or EraStar, including, without limitation, filing documents or information with SEC or the Nevada Secretary of State or giving directions to any of Cytta’s employees, vendors, agents or customers, including its bankers, counsel, accountants, auditors, EDGAR filing agent, resident agent, or stock transfer agent, and (ii) compelling Campbell to produce all documents, records, assets, and other property and information pertaining to Cytta or EraStar, Inc. that is in his possession or under his control;

3.                   For an award of compensatory and consequential damages in a principal amount in excess of $10,000, the exact amount to be proven at trial;

4.                   For an award of exemplary, or punitive damages, in an amount to be proven at trial;

5.                   For an award of prejudgment interest and post-judgment interest at the highest rate allowed under applicable contracts or Nevada law;

6.                   For an award of attorneys’ fees incurred in connection with this matter, including collection of any resulting judgment or implementation or enforcement of any relief granted herein;

7.                   For an award of costs of suit and collection;

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8.                   For such other and further relief as the Court deems just and appropriate.

DATED this 13th day of November, 2014.

Law Offices Of Anthony D. Guenther, Esq.

Of Counsel at Clark Corporate Law Group LLP

/s/ Anthony D. Guenther

Anthony D. Guenther, Esq. (#5651)

3273 E. Warm Springs Road

Las Vegas, NV 89120

Attorneys for plaintiffs Cytta Corp., EraStar, Inc.,

Jens Dalsgaard, Vanessa Luna, and Steffan Dalsgaard

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